EXHIBIT 1

Terence Bernard Wise Defeats Entrenched Board’s Latest Effort to Interfere With Forward Shareholders’ Right to Vote; Announces Availability of Definitive Proxy Materials for Upcoming Annual Meeting

New York State Court Rules Forward’s Board Engaging in “Incumbent Board Entrenchment Tactic”

SAFFRON WALDEN, Essex, UK, December 9, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on the recent ruling by the Supreme Court of the State of New York in favor of his motion to enjoin Chairman Frank LaGrange Johnson and affiliated members of Forward's Board of Directors from pursuing a dilutive stock issuance that Mr. Wise believes is aimed at disenfranchising shareholders in advance of Forward's 2014 Annual Meeting. Mr. Wise also announced the availability of his definitive proxy materials for Forward’s 2014 Annual Meeting.

“Mr. Johnson and his supporters on the Board have now attempted to interfere with shareholders’ absolute right to vote at Forward’s 2014 Annual Meeting three times.  Three different courts have denied these efforts and rebuked their tactics.  Mr. Johnson’s most recent disenfranchising scheme – seeking to issue convertible preferred stock with preferential dividend and liquidation rights to undisclosed investors a mere two days before the Record Date for the Annual Meeting – has been the most brazen display of his utter disregard for Forward’s shareholders and the sanctity of the democratic process. On Monday, the Supreme Court of the State of New York, New York County, granted a preliminary injunction that prevents Mr. Johnson and his supporters from issuing this preferred stock in advance of the Annual Meeting.  I am again delighted the Court rightly saw through Mr. Johnson’s offensive plan – which the Court called “an incumbent board entrenchment tactic” – and refused him the ability to dilute Forward’s shareholders and manipulate the vote.  I reiterate my pledge that I will not waver in my fight against Mr. Johnson’s subversion of shareholders rights to ensure that a fair and free election will occur by year’s end.

I am also pleased to announce the availability of my definitive proxy materials, which will be mailed to Forward shareholders on or about December 11, 2014.  I look forward to sharing with you my vision for Forward’s future, in addition to my 90 day plan to remediate shareholder value.

I hope Forward shareholders will vote the GOLD proxy card for my five board nominees, who have demonstrated exceptional accomplishments in the key areas required to unlock the substantial value at Forward and provide the leadership Forward’s shareholders deserve.

I truly believe in Forward’s potential and will remain steadfast in my attempt to provide shareholders with a choice for effective leadership. As always, I welcome your feedback and collaboration in our campaign to reclaim Forward’s future at this critical juncture in its history.”

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. (“Forward”), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, AS IT CONTAINS IMPORTANT INFORMATION.  SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company’s common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company’s common stock.

Contact:

Innisfree M&A Incorporated

Scott Winter, 212-750-5833